Free Writing Prospectus

Filed Pursuant to Rule 433

Dated June 8, 2016

Registration Statement No. 333-207639-02

NEW ISSUE:	$400mm California Republic Bank (CRART) 2016-2 Prime Auto

JOINT BOOKRUNNERS:	CREDIT SUISSE, JP MORGAN	PUBLIC/SEC REGISTERED
CO-MANAGER:	CITI

CLS	$AMT-MM	WAL	S&P	DBRS	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A-1	65.000	0.28	A-1+(sf)	R-1(high)(sf)	06/15/2017	IntL		0.670	0.67000	100.00000
A-2	102.000	1.00	AAA(sf)	AAA(sf)	03/15/2019	EDSF	+55	1.353	1.34	99.99091
A-3	96.000	2.00	AAA(sf)	AAA(sf)	07/15/2020	IntS	+65	1.571	1.56	99.98844
A-4	97.200	3.25	AAA(sf)	AAA(sf)	12/15/2021	IntS	+80	1.843	1.83	99.98123
B	27.000	4.22	A(sf)	A(sf)	05/16/2022	IntS	+140	2.537	2.52	99.98523
C	12.800	4.25	BBB(sf)	BBB(sf)	03/15/2023	IntS	+240	3.539	3.51	99.98746

EXPECTED SETTLE	June 16, 2016
FIRST PMT DATE	July 15, 2016
PRICING SPEED	1.30% ABS TO 10% CALL
REGISTRATION	PUBLIC/SEC REGISTERED
ERISA ELIGIBLE	YES
MIN DENOMS	$1,000 X $1,000
BLOOMBERG TICKER	CRART 2016-2
BILL & DELIVER	CREDIT SUISSE

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor or the issuer have filed with the SEC for more complete information about the depositor, the issuer, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, the underwriters or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037. The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus, if any, relating to these securities prior to the time of your commitment to purchase.